Exhibit 99.1

401 Merritt 7

Norwalk, CT 06851

(203) 614-5600

www.frontier.com

Frontier Communications Reports 2016 Fourth Quarter and Full Year Results

•	Adjusted EBITDA[1] of $966 million and net loss of $80 million in the fourth quarter

•	Full-year adjusted free cash flow[2] of $921 million, with full year net cash provided by operating activities of $1,666 million

•	Fourth quarter results impacted by resolution of non-paying acquired CTF accounts

•	Improved trend in broadband in both Legacy and CTF markets, excluding impact of non-paying account resolution

•	Increased annualized cost synergy target to $1.6 billion, with $1.25 billion to be realized by end of Q1 2017, and $1.6 billion by end of Q2 2018

•	Amended April 2021 term loan and revolver to provide more flexible terms, and upsized and extended revolver

•	Board of Directors approved and will recommend to stockholders a reverse stock split

•	Dividend payout ratio[3] of 52% in 2016

•	Provides 2017 guidance for adjusted free cash flow, capital expenditures, and cash taxes

Norwalk, Conn., February 27, 2017 – Frontier Communications Corporation (NASDAQ:FTR) today reported its fourth quarter and full year 2016 results and provided an update on its progress with its wireline properties acquired from Verizon in California, Texas, and Florida.

Dan McCarthy, President and CEO, stated, “During the quarter we made significant progress in positioning our company to deliver a better customer experience and improved financial performance, with greater financial flexibility. Our reorganization into separate Commercial and Consumer business units will result in a more customer-centric approach, while reducing expenses and enabling more efficient capital deployment. We now expect annualized cost synergies of $1.6 billion to be achieved

[1]	See “Non-GAAP Measures” for a description of this measure and its calculation, and Schedule A for a reconciliation to net loss.
[2]	Adjusted free cash flow is a non-GAAP measure of liquidity derived from net cash provided from operating activities. See “Non-GAAP Measures” for a description of this measure and its calculation, and Schedule A for a reconciliation to net cash provided from operating activities.
[3]	Dividend payout ratio is a non-GAAP measure of liquidity derived from dividends paid on common stock (as adjusted) and adjusted free cash flow (see Note 2, above). See “Non-GAAP Measures” for a description of this measure and its calculation, and Schedule C for a reconciliation to the $493 million of dividends paid on common stock in 2016 and Schedule A for the $1,666 million of net cash provided from operating activities in 2016.

by mid-year 2018, up from the $1.4 billion target outlined in the 2016 third quarter earnings report, and a full year earlier than anticipated. We expect $1.25 billion of the $1.6 billion in synergies will be achieved by the end of the first quarter of 2017, which is a quarter earlier than previously announced.”

Mr. McCarthy continued: “Results for the fourth quarter were impacted by our intensified efforts to resolve acquired accounts in California, Texas and Florida that we have determined to be non-paying. This process is almost complete, and we expect to return to a normalized trend by the start of the second quarter. I am pleased that underlying CTF customer trends improved in Q4 and continue to improve in Q1.”

McCarthy continued, “We are taking action to adapt our organization to the opportunities created by the increased scale and scope we recently acquired, to invest wisely in the business, and to improve our financial flexibility. We remain committed to delivering shareholder value going forward, by improving revenue trends and managing expenses to provide healthy free cash flow and maintain our quarterly common dividend through a sustainable payout ratio.”

Financial Highlights for the Fourth Quarter 2016

•	Revenue of $2,409 million

•	Operating income of $255 million; operating margin of 10.6%

•	Net loss attributable to common shareholders of $133 million, or ($0.12) per share, and net loss of $80 million

•	Adjusted EBITDA[4] of $966 million; Adjusted EBITDA margin[5] of 40.0%

•	Net cash provided from operating activities of $714 million

•	Adjusted free cash flow[6] of $316 million

Revenues

	For the quarter ended
	December 31, 2016			September 30, 2016
($ in millions)	Consolidated Amount	CTF Operations	Frontier Legacy	Consolidated Amount	CTF Operations	Frontier Legacy
Total revenue	$2,409	$1,128	$1,281	$2,524	$1,212	$1,312

Revenues for the fourth quarter were $2,409 million, compared to $2,524 million in the third quarter. Approximately $45 million of the sequential decline in revenue was related to resolution of CTF accounts that were determined to be non-paying following an intensified effort to address overdue

[4]	See Note 1, above.
[5]	Adjusted EBITDA margin is a non-GAAP measure of performance, calculated as Adjusted EBITDA, divided by total revenue. See Schedule A for a reconciliation to net loss.
[6]	See Note 2, above.

accounts. Frontier began the normal process of addressing overdue accounts in the CTF markets in July 2016, following completion of the cutover. The resolution of those overdue accounts accelerated to an above-normal pace during the fourth quarter.

Frontier anticipates that the impact of this resolution process will decline to approximately $25 million in the first quarter of 2017.    This initiative is nearly complete and Frontier expects to be processing overdue accounts in a normal manner before the end of the first quarter.

Fourth-quarter revenue trends in Legacy reflect some disruption from the integration activity underway in the third quarter. Legacy sales trends began to improve in the last month of the fourth quarter.

Customers

	As of and for the quarter ended
	December 31, 2016	September 30, 2016
Residential customer metrics:

Customers (in thousands)	4,891	5,035
Average monthly residential revenue per customer	$80.33	$82.34
Customer monthly churn	2.08%	2.08%

Business customer metrics:

Customers (in thousands)	502	516
Average monthly business revenue per customer	$665.04	$668.30

Broadband subscribers (in thousands)	4,271	4,362

Video subscribers (in thousands)	1,419	1,503

Operating Expenses

Frontier reduced total operating expenses in the fourth quarter of 2016 by $106 million, or 4.7%, to $2,154 million from $2,260 million in the third quarter. Frontier reduced adjusted operating expenses7 in the fourth quarter of 2016 by $82 million, or 5.4%, to $1,443 million from $1,525 million in the third quarter. Acquisition and integration expenses for the fourth quarter of 2016 were $49 million, as compared with $122 million in the third quarter.

[7]	Adjusted operating expenses is a non-GAAP measure of performance derived from total operating expenses. See “Non-GAAP Measures” for a description of this measure and its calculation, and Schedule C for a reconciliation to total operating expenses.

Cash Flow

Net cash provided from operating activities was $1,666 million for full-year 2016. Adjusted free cash flow8 was $921 million for full-year 2016, achieving Frontier’s guidance target. Frontier’s dividend payout ratio9 was 39% in the fourth quarter of 2016, reduced from the 74% dividend payout ratio in the third quarter. For the full-year 2016, the dividend payout ratio was 52%.

Guidance

For the full year 2017, Frontier expects:

•	Adjusted free cash flow – $800 million to $1.0 billion

•	Capital expenditures – $1.0 billion to $1.25 billion

•	Integration – operating expense less than $50 million; capital expenditures less than $50 million

•	Cash taxes – $0 to $50 million

Amendment of Credit Facilities

Frontier also announced that it amended its April 2021 term loan and revolving credit facilities on February 27, 2017, combining them into a single credit agreement. The amendments provide Frontier with more flexible terms, upsize the revolver to $850 million, extend it from 2018 to 2022, and unify the covenants for the April 2021 term loan and the revolver. Pricing remains unchanged. The most significant change in the covenants is an increase of the maximum Leverage Ratio (as defined) to the following levels:

Maximum Leverage Ratio	Starting
5.25:1	Now
5.0:1	Second quarter 2018
4.75:1	Second quarter 2019
4.5:1	Second quarter 2020

In addition, the enhanced security package that Frontier will be providing will expand Frontier’s capital market access, which will enable Frontier to reduce its cost of capital and improve free cash flow.

Perley McBride, Frontier’s Executive Vice President and Chief Financial Officer, commented: “These amendments significantly improve and solidify Frontier’s finance picture, and provide us with additional flexibility as we transition to normalized operations in the acquired CTF properties over the coming quarters.”

Reverse Stock Split Proposal

Frontier also announced that its Board of Directors has approved and will place before Frontier’s stockholders at the May 2017 Annual Meeting a charter amendment for a reverse stock split of

[8]	See Note 2, above.
[9]	See Note 3, above.

Frontier Communications common stock.    The charter amendment will provide for a reverse stock split ratio between 1-for-10 and 1-for-25, with the Board designating the final ratio within 90 days after the charter amendment is approved by stockholders. Concurrent with the reverse stock split, the conversion ratio of Frontier’s Series A 11.125% Mandatory Convertible Preferred Stock will automatically be adjusted proportionately.

Non-GAAP Measures

Frontier uses certain non-GAAP financial measures in evaluating its performance, including EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted free cash flow, adjusted operating expenses, adjusted net income, and dividend payout ratio, each of which is described below. Management uses these non-GAAP financial measures internally to (i) assist in analyzing Frontier’s underlying financial performance from period to period, (ii) analyze and evaluate strategic and operational decisions, (iii) establish criteria for compensation decisions, and (iv) assist in the understanding of Frontier’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions. We believe that the presentation of these non-GAAP financial measures provides useful information to investors regarding our financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures (i) provide a more comprehensive view of our core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors and rating agencies have indicated to management are useful to them in assessing Frontier and its results of operations.

A reconciliation of these measures to the most comparable financial measures calculated and presented in accordance with GAAP is included in the accompanying tables. These non-GAAP financial measures are not measures of financial performance or liquidity under GAAP, nor are they alternatives to GAAP measures and they may not be comparable to similarly titled measures of other companies.

EBITDA is defined as net income (loss) less income tax expense (benefit), investment and other income, interest expense and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

Adjusted EBITDA is defined as EBITDA, as described above, adjusted to exclude acquisition and integration costs, non-cash pension/OPEB costs, and restructuring costs and other charges. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenues.

Management uses EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin to assist it in comparing performance from period to period and as measures of operational performance. We believe that these non-GAAP measures provide useful information for investors in evaluating our operational performance from period to period because they exclude depreciation and amortization expenses related to investments made in prior periods and are determined without regard to capital structure or investment activities. By excluding capital expenditures, debt repayments and dividends, these non-GAAP financial measures have certain shortcomings. Management compensates for these shortcomings by utilizing these non-GAAP financial measures in conjunction with the comparable GAAP financial measures.

Adjusted net income (loss) attributable to Frontier common shareholders is defined as net income (loss) attributable to Frontier common shareholders and excludes acquisition and integration costs, certain income tax items, restructuring costs and other charges, and the income tax effect of these items. Adjustments have also been made to exclude the financing costs and related income tax effects associated with the Verizon Acquisition, including interest expense and preferred dividends prior to our ownership of the CTF Operations. Adjusting for these items allows investors to better understand and analyze our financial performance over the periods presented.

Free Cash Flow, as used by management in the operation of its business, is defined as net cash provided from operating activities less capital expenditures for business operations and preferred dividends. In determining free cash flow, further adjustments are made to add back acquisition and integration costs, and interest expense on commitment fees, which provides a better comparison of our core operations from period to period. Changes in working capital accounts are excluded from this calculation due to seasonality and specific timing of cash receipts and disbursements between various reporting periods.

Adjusted Free Cash Flow is defined as free cash flow, as described above and adding back interest expense on incremental debt and dividends paid, prior to our ownership of the CTF Operations, on debt incurred and on preferred stock issued to finance the Verizon Acquisition.

Management uses Free Cash Flow and Adjusted Free Cash Flow to assist it in comparing performance and liquidity from period to period and to obtain a more comprehensive view of our core operations and ability to generate cash flow. We believe that these non-GAAP measures are useful to investors in evaluating cash available to service debt and pay dividends. In addition, we believe that Adjusted Free Cash Flow provides a useful comparison from period to period because it excludes the impact of financing raised in connection with the Verizon Acquisition during periods prior to our ownership of the CTF Operations. These non-GAAP financial measures have certain shortcomings; they do not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments, changes in working capital and common stock dividends are not deducted in determining such measures. Management compensates for these shortcomings by utilizing these non-GAAP financial measures in conjunction with the comparable GAAP financial measures.

Dividend Payout Ratio is calculated by dividing the dividends paid on common stock (as adjusted) by adjusted free cash flow. Dividends paid on common stock has been adjusted to exclude dividends paid on common stock issued in June 2015, from the date of issuance until April 1, 2016, when the proceeds of the issuance were used in the Verizon Acquisition that generated adjusted free cash flow from that date, which we believe provides a useful comparison from period to period. Management uses the dividend payout ratio as a metric to indicate how much money Frontier is returning to our shareholders.

Adjusted Operating Expenses is defined as operating expenses adjusted to exclude depreciation and amortization, acquisition and integration costs, non-cash pension/OPEB costs, and restructuring costs and other charges. Investors have indicated that this non-GAAP measure is useful in evaluating Frontier’s performance.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

We will host a conference call today at 4:30 P.M. Eastern time. In connection with the conference call and as a convenience to investors, Frontier furnished today, on a Current Report on Form 8-K, additional materials regarding full year and fourth quarter 2016 results. The conference call will be webcast and may be accessed at http://investor.frontier.com/events.cfm.

A telephonic replay of the conference call will be available from 8 P.M. Eastern time on February 27, 2017 through 8 P.M. Eastern time on March 4, 2017, via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the United States and Canada, at 719-457-0820. Use the passcode 7061163 to access the replay. A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier’s video offerings include Frontier FiOS® and Vantage TV by Frontier™ with 100 percent HD picture quality, Total Home DVR, instant channel change, enhanced search, Video on Demand, and much more. Business Edge™ offers communications solutions to small, medium, and enterprise businesses. More information about Frontier is available at www.frontier.com.

Forward-Looking Statements

This earnings release contains “forward-looking statements,” related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: competition from cable, wireless and wireline carriers, satellite, and OTT companies, and the risk that we will not respond on a timely or profitable basis; our ability to successfully adjust to changes in the communications industry, including the effects of technological changes and competition on our capital expenditures, products and service offerings; our ability to implement successfully our organizational structure changes; risks related to the operation of properties acquired from Verizon, including our ability to retain or obtain customers in those markets, our ability to realize anticipated cost savings, and our ability to meet commitments made in connection with the acquisition; reductions in revenue from our voice customers that we cannot offset with increases in revenue from broadband and video subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings; the effects of changes in accounting policies or practices, including potential future impairment charges with respect to our intangible assets; our ability to effectively manage our operations, operating expenses, capital expenditures, debt service requirements and cash paid for income taxes and liquidity, which may affect payment of dividends on our common and preferred shares; the effects of changes in both general and local economic conditions on the markets that we serve; the effects of increased medical expenses and pension and postemployment expenses; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions, interest rates, regulatory rules and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2017 and beyond; adverse changes in the credit markets; adverse changes in the ratings given to our debt securities by nationally accredited ratings organizations; the availability and cost of financing in the credit markets; covenants in our indentures and credit agreements that may limit our operational and financial flexibility; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; the effects of severe weather events or other natural or man-made disasters, which may increase our operating expenses or adversely impact customer revenue; the impact of potential information technology or data security breaches or other disruptions; and the risks and other factors contained in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q. Any of the foregoing events, or other events, could cause our results to vary from management’s forward-looking statements included in this earnings release. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We have no obligation to update or revise these forward-looking statements and do not undertake to do so.

INVESTOR CONTACT:	MEDIA CONTACT
Luke Szymczak	Peter DePasquale
VP, Investor Relations	VP, Corporate Communications
(203) 614-5044	(203) 614-5097
luke.szymczak@ftr.com	peter.depasquale@ftr.com

TABLES TO FOLLOW

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended			For the year ended
	December 31,	September 30,	December 31,	December 31,
($ in millions and shares in thousands, except per share amounts)	2016	2016	2015	2016	2015

Statement of Operations Data
Revenue	$2,409	$2,524	$1,413	$8,896	$5,576

Operating expenses:
Network access expenses	417	440	165	1,470	640
Network related expenses	488	527	318	1,887	1,287
Selling, general and administrative expenses	558	582	343	2,093	1,346
Depreciation and amortization	562	578	319	2,031	1,320
Acquisition and integration costs	49	122	86	436	236
Restructuring costs and other charges	80	11	—	91	2

Total operating expenses	2,154	2,260	1,231	8,008	4,831

Operating income	255	264	182	888	745

Investment and other income (loss), net	13	(4)	4	20	7
Interest expense	386	386	362	1,531	1,113

Loss before income taxes	(118)	(126)	(176)	(623)	(361)
Income tax benefit	(38)	(46)	(73)	(250)	(165)

Net loss	(80)	(80)	(103)	(373)	(196)

Less: Dividends on preferred stock	53	54	53	214	120

Net loss attributable to Frontier common shareholders	$(133)	$(134)	$(156)	$(587)	$(316)

Weighted average shares outstanding - basic and diluted	1,164,085	1,164,172	1,161,148	1,164,099	1,084,606

Basic and diluted net loss per common share	$(0.12)	$(0.12)	$(0.14)	$(0.51)	$(0.29)

Other Financial Data:
Capital expenditures - Business operations	$299	$403	$185	$1,259	$710
Capital expenditures - Integration activities	43	11	52	142	153
Dividends paid - Common Stock	123	124	123	493	456
Dividends paid - Preferred Stock	53	54	53	214	120

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended
	December 31, 2016			September 30, 2016
($ in millions)	Consolidated Amount	CTF Operations	Frontier Legacy	Consolidated Amount	CTF Operations	Frontier Legacy	December 31, 2015

Selected Statement of Operations Data
Revenue:
Voice services	$774	$339	$435	$809	$359	$450	$482
Data and internet services	1,013	439	574	1,045	464	581	589
Video services	365	300	65	392	327	65	71
Other	58	(2)	60	73	8	65	65

Customer revenue	2,210	1,076	1,134	2,319	1,158	1,161	1,207
Switched access and subsidy	199	52	147	205	54	151	206

Total revenue	$2,409	$1,128	$1,281	$2,524	$1,212	$1,312	$1,413

Other Financial Data
Revenue:
Residential	$1,196	$637	$559	$1,272	$702	$570	$594
Business	1,014	439	575	1,047	456	591	613

Customer revenue	2,210	1,076	1,134	2,319	1,158	1,161	1,207
Switched access and subsidy	199	52	147	205	54	151	206

Total revenue	$2,409	$1,128	$1,281	$2,524	$1,212	$1,312	$1,413

Operating Expenses
Network access expenses	$417	$268	$149	$440	$286	$154	$165
Network related expenses	488	199	289	527	206	321	318
Selling, general and administrative expenses	558	246	312	582	245	337	343
Acquisition and integration costs	49	—	49	122	—	122	86
Restructuring costs and other charges	80	26	54	11	8	3	—

Cost and expenses (exclusive of depreciation and amortization)	1,592	739	853	1,682	745	937	912
Depreciation and amortization	562	261	301	578	277	301	319

Total Operating Expenses	$2,154	$1,000	$1,154	$2,260	$1,022	$1,238	$1,231

Frontier Communications Corporation

Consolidated Financial Data

	For the year ended
	December 31, 2016
($ in millions)	Consolidated Amount	CTF Operations (1)	Frontier Legacy	December 31, 2015

Selected Statement of Operations Data
Revenue:
Voice services	$2,886	$1,077	$1,809	$2,022
Data and internet services	3,693	1,366	2,327	2,337
Video services	1,244	978	266	285
Other	276	26	250	255

Customer revenue	8,099	3,447	4,652	4,899
Switched access and subsidy	797	175	622	677

Total revenue	$8,896	$3,622	$5,274	$5,576

Other Financial Data
Revenue:
Residential	$4,383	$2,092	$2,291	$2,432
Business	3,716	1,355	2,361	2,467

Customer revenue	8,099	3,447	4,652	4,899
Switched access and subsidy	797	175	622	677

Total revenue	$8,896	$3,622	$5,274	$5,576

Operating Expenses
Network access expenses	$1,470	$852	$618	$640
Network related expenses	1,887	623	1,264	1,287
Selling, general and administrative expenses	2,093	731	1,362	1,346
Acquisition and integration costs	436	—	436	236
Restructuring costs and other charges	91	34	57	2

Cost and expenses (exclusive of depreciation and amortization)	5,977	2,240	3,737	3,511
Depreciation and amortization	2,031	800	1,231	1,320

Total Operating Expenses	$8,008	$3,040	$4,968	$4,831

(1)	Includes operating results of the CTF Operations for the nine month period since April 1, 2016, the date of the CTF Acquisition.

Frontier Communications Corporation

Consolidated Financial and Operating Data

	For the quarter ended					For the year ended
	December 31,		September 30,		December 31,	December 31,
	2016		2016		2015	2016		2015

Customers (in thousands)	5,393	(1)	5,551	(1)	3,413	5,393	(1)	3,413
Residential customer metrics:
Customers (in thousands)	4,891	(1)	5,035	(1)	3,124	4,891	(1)	3,124
Average monthly residential revenue per customer	$80.33		$82.34		$63.14	$77.47		$63.93
Customer monthly churn	2.08%		2.08%		1.76%	1.98%		1.82%

Business customer metrics:
Customers (in thousands)	502	(1)	516	(1)	289	502	(1)	289
Average monthly business revenue per customer	$665.04		$668.30		$700.03	$673.72		$690.88

Employees	28,332		30,358		19,160	28,332		19,160
Broadband subscribers (in thousands)	4,271	(2)	4,362	(2)	2,462	4,271	(2)	2,462
Video subscribers (in thousands)	1,419	(2)	1,503	(2)	554	1,419	(2)	554

(1)	2,283,000 residential customers, 250,000 business customers and 2,533,000 total customers were acquired at the time of the April 2016 CTF Acquisition.
(2)	2,052,000 broadband subscribers and 1,165,000 video subscribers were acquired at the time of the April 2016 CTF Acquisition.

Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

($ in millions)	December 31, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$522	$936
Accounts receivable, net	938	571
Restricted cash	—	8,444
Other current assets	196	180

Total current assets	1,656	10,131

Property, plant and equipment, net	14,902	8,493
Other assets - principally goodwill	12,455	8,460

Total assets	$29,013	$27,084

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$363	$384
Accounts payable and other current liabilities	2,081	1,509

Total current liabilities	2,444	1,893

Deferred income taxes and other liabilities	4,490	4,069
Long-term debt	17,560	15,508
Equity	4,519	5,614

Total liabilities and equity	$29,013	$27,084

Frontier Communications Corporation

Consolidated Cash Flow Data

	For the year ended December 31,
($ in millions)	2016	2015

Cash flows provided from (used by) operating activities:
Net loss	$(373)	$(196)
Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation and amortization	2,031	1,320
Loss on debt exchanges	7	—
Pension/OPEB costs	79	10
Special termination benefits	26	—
Stock based compensation expense	24	27
Amortization of deferred financing costs	46	191
Other non-cash adjustments	(12)
Deferred income taxes	(206)	(167)
Change in accounts receivable	(19)	62
Change in accounts payable and other liabilities	(22)	102
Change in other current assets	85	(48)

Net cash provided from operating activities	1,666	1,301

Cash flows provided from (used by) investing activities:
Cash paid for CTF Acquisition	(9,871)	—
Capital expenditures - Business operations	(1,259)	(710)
Capital expenditures - Integration activities	(142)	(153)
Network expansion funded by Connect America Fund - Phase 1	—	(22)
Proceeds on sale of assets	8	22
Cash paid for an acquisition, net of cash acquired	—	(17)
Other	5	2

Net cash used by investing activities	(11,259)	(878)

Cash flows provided from (used by) financing activities:
Proceeds from long-term debt borrowings	1,940	6,603
Financing costs paid	(39)	(119)
Long-term debt payments	(453)	(298)
Proceeds from issuance of common stock, net	—	799
Proceeds from issuance of preferred stock, net	—	1,866
Dividends paid on common stock	(493)	(456)
Dividends paid on preferred stock	(214)	(120)
Other	(6)	—

Net cash provided from financing activities	735	8,275

Increase/(Decrease) in cash, cash equivalents, and restricted cash	(8,858)	8,698
Cash, cash equivalents, and restricted cash at January 1,	9,380	682

Cash, cash equivalents, and restricted cash at December 31,	$522	$9,380

Supplemental cash flow information:
Cash paid (received) during the period for:
Interest	$1,467	$728
Income taxes (refunds), net	$(120)	$28

Non-cash investing and financing activities:
Financing obligation for contributions of real property to pension plan	$15	$—
Reduction of pension obligation	$15	$—
Increase (decrease) in capital expenditures due to changes in accounts payable	$(60)	$(56)
Conversion of operating leases to capital leases	$111	$—

Schedule A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended			For the year ended
	December 31,	September 30,	December 31,	December 31,
($ in millions)	2016	2016	2015	2016	2015

EBITDA
Net Loss	$(80)	$(80)	$(103)	$(373)	$(196)
Add back (subtract):
Income tax benefit	(38)	(46)	(73)	(250)	(165)
Interest expense	386	386	362	1,531	1,113
Investment and other income (loss), net	(13)	4	(4)	(20)	(7)

Operating income	255	264	182	888	745

Depreciation and amortization	562	578	319	2,031	1,320
EBITDA	817	842	501	2,919	2,065

Add back:
Acquisition and integration costs	49	122	86	436	236
Pension/OPEB costs (non-cash) (1)	20	24	13	79	10
Restructuring costs and other charges	80	11	—	91	2

Adjusted EBITDA	$966	$999	$600	$3,525	$2,313

EBITDA margin	33.9%	33.4%	35.4%	32.8%	37.0%
Adjusted EBITDA margin	40.0%	39.6%	42.5%	39.6%	41.5%

Free Cash Flow
Net cash provided from (used by) operating activities	$714	$321	$341	$1,666	$1,301
Add back (subtract):
Capital expenditures - Business operations	(299)	(403)	(185)	(1,259)	(710)
Acquisition and integration costs	49	122	86	436	236
Deferred income taxes	43	(8)	4	206	167
Income tax benefit	(38)	(46)	(73)	(250)	(165)
Dividends on preferred stock	(53)	(54)	(53)	(214)	(120)
Non-cash (gains)/losses, net	(58)	(38)	(18)	(176)	(228)
Changes in current assets and liabilities	(230)	230	(111)	(44)	(116)
Pension/OPEB costs (non-cash) (1)	20	24	13	79	10
Cash (paid) refunded for income taxes	85	3	—	120	(28)
Restructuring costs and other charges	80	11	—	91	2
Stock based compensation	3	6	8	24	27
Interest expense - commitment fees(2)	—	—	—	10	184

Free cash flow	$316	$168	$12	$689	$560

Dividends on preferred stock	—	—	53	54	120
Incremental interest on new debt	—	—	178	178	189

Adjusted free cash flow	$316	$168	$243	$921	$869

(1)	Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $27 million, $27 million and $18 million for the quarters ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively, less cash pension contributions and certain OPEB costs/payments of $7 million, $3 million and $5 million for the quarters ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively. Reflects pension and OPEB expense, net of capitalized amounts, of $104 million and $75 million for the years ended December 31, 2016 and 2015, respectively, less cash pension contributions and certain OPEB costs/payments of $25 million and $65 million for the years ended December 31, 2016 and 2015, respectively.
(2)	Includes interest expense of $10 million and $184 million for the years ended December 31, 2016 and 2015, respectively, related to commitment fees on bridge loan facilities.

Schedule B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended
	December 31, 2016		September 30, 2016		December 31, 2015
($ in millions, except per share amounts)	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share

Net loss attributable to Frontier common shareholders	$(133)	$(0.12)	$(134)	$(0.12)	$(156)	$(0.14)

Acquisition and integration costs	49		122		86
Acquisition related interest expense (1)	—		—		189
Restructuring costs and other charges	80		11		—
Certain other tax items (2)	(17)		3		7
Income tax effect on above items:
Acquisition and integration costs	(1)		(48)		(39)
Acquisition related interest expense	7		—		(84)
Restructuring costs and other charges	(28)		(4)		—

	90	0.08	84	0.07	159	0.14

Dividends on preferred stock	—	—	—	—	53	0.05

Adjusted net income (loss) attributable to Frontier common shareholders(3)	$(43)	$(0.04)	$(50)	$(0.04)	$56	$0.05

	For the year ended
	December 31, 2016				December 31, 2015
	Net Income (Loss)	Basic Earnings (Loss) Per Share			Net Income (Loss)	Basic Earnings (Loss) Per Share

Net loss attributable to Frontier common shareholders	$(587)	$(0.51)			$(316)	$(0.29)

Acquisition and integration costs	436				236
Acquisition related interest expense (1)	188				373
Restructuring costs and other charges	91				2
Certain other tax items (2)	(31)				(8)
Income tax effect on above items:
Acquisition and integration costs	(153)				(103)
Acquisition related interest expense	(66)				(163)
Restructuring costs and other charges	(32)				(1)

	433	0.37			336	0.31
Dividends on preferred stock	54	0.05			120	0.11

Adjusted net income (loss) attributable to Frontier common shareholders(3)	$(100)	$(0.09)			$140	$0.13

(1)	Represents interest expense related to commitment fees on bridge loan facilities in connection with the CTF Acquisition. Also includes interest expense related to the September 2015 private debt offering in connection with financing the CTF Acquisition.
(2)	Includes impact arising from federal research and development credits, the domestic production activities deduction, changes in certain deferred tax balances, state tax law changes, state filing method change, non-deductible transaction costs, and the net impact of uncertain tax positions.
(3)	Adjusted net income (loss) attributable to Frontier common shareholders may not sum due to rounding.

Schedule C

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended
	December 31, 2016			September 30, 2016
($ in millions)	Consolidated Amount	CTF Operations	Frontier Legacy	Consolidated Amount	CTF Operations	Frontier Legacy	December 31, 2015

Adjusted Operating Expenses

Total operating expenses	$2,154	$1,000	$1,154	$2,260	$1,022	$1,238	$1,231

Subtract:
Depreciation and amortization	562	261	301	578	277	301	319
Acquisition and integration costs	49	—	49	122	—	122	86
Pension/OPEB costs (non-cash)	20	5	15	24	11	13	13
Restructuring costs and other charges	80	26	54	11	8	3	—

Adjusted operating expenses	$1,443	$708	$735	$1,525	$726	$799	$813

	For the year ended
	December 31, 2016
	Consolidated Amount	CTF Operations	Frontier Legacy	December 31, 2015
Adjusted Operating Expenses
Total operating expenses	$8,008	$3,040	$4,968	$4,831

Subtract:
Depreciation and amortization	2,031	800	1,231	1,320
Acquisition and integration costs	436	—	436	236
Pension/OPEB costs (non-cash)	79	17	62	10
Restructuring costs and other charges	91	34	57	2

Adjusted operating expenses	$5,371	$2,189	$3,182	$3,263

	For the quarter ended			For the year ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
Dividend Payout Ratio

Numerator
Dividends paid on common stock	$123	$124	$123	$493	$456
Less: Dividends on June 2015 common stock issuance	—	—	(17)	(18)	(34)

	$123	$124	$106	$475	$422

Denominator
Free cash flow (see Schedule A)	$316	$168	$12	$689	$560
Dividends on preferred stock	—	—	53	54	120
Incremental interest expense	—	—	178	178	189

Adjusted free cash flow	$316	$168	$243	$921	$869

Dividend payout ratio	39%	74%	43%	52%	49%